Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

RUMBLEON, INC.
(Exact Name of Registrant as Specified in its Articles)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.001 per share	Other	591,461	$5.58	$3,300,352.38	0.00014760	$487.13
Total Offering Amounts					$3,300,352.38		$487.13
Total Fee Offsets							—
Net Fee Due							$487.13

(1)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). Solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Class B Common Stock quoted on The Nasdaq Capital Market LLC on April 15, 2024.

(2)	Represents 591,461 additional shares reserved for issuance under the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends or similar transactions.